EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257

FOR IMMEDIATE RELEASE CONTACT: Christi Cowdin (616) 866-6271

WOLVERINE WORLD WIDE, INC.
ANNOUNCES THE APPOINTMENT OF
DONALD T. GRIMES AS SENIOR VICE PRESIDENT,
CHIEF FINANCIAL OFFICER AND TREASURER

          Rockford, Michigan, April 22 2008 - Wolverine World Wide, Inc. ("Wolverine") today announced the appointment of Don Grimes to the positions of Senior Vice President, Chief Financial Officer and Treasurer. Mr. Grimes will join the Company at the end of May 2008 and will report directly to Blake W. Krueger, CEO and President of Wolverine.

          Grimes, age 45, was most recently the Executive Vice President and Chief Financial Officer for Keystone Automotive Operations, Inc. (Exeter, PA), North America's leading marketer and distributor of automotive aftermarket accessories and equipment. Prior to Keystone, Mr. Grimes served fifteen years with Brown-Forman Corporation (Louisville, KY), where he held a series of senior corporate and divisional finance roles, including Vice President, Beverage Finance for the company's global beverage business; Vice President, Corporate Planning & Analysis; Chief Financial Officer of Brown-Forman Spirits Americas (the company's largest division) and Vice President, Corporate Development. Brown-Forman is a manufacturer and marketer of premium wines and spirits, and its global portfolio includes Jack Daniel's Tennessee Whiskey, Southern Comfort Liqueur, Finlandia Vodka and approximately 30 other premium brands.

          Commenting on the appointment, Blake W. Krueger, CEO and President of Wolverine, stated "Don's financial and operational expertise and extensive experience with strong multi-brand, global organizations matches up extremely well with Wolverine and our plans for continued growth. Our Company has a very strong track record of delivering superior financial results, having achieved record revenue and earnings per share for seven consecutive years. Don's demonstrated leadership, dedication to excellence and proven ability to execute in a multi-brand, multi-country organization will be a tremendous asset as he assumes a key leadership role here at Wolverine."

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Grimes Appointment	Page 2

          "Working with Blake Krueger and the Wolverine World Wide team is a tremendous opportunity to make a great global company even stronger," stated Grimes. "Helping the organization realize its full potential is a challenge I embrace. The consumer recognition and global reach of the Company's exceptional portfolio of brands are among the best in the footwear industry and I couldn't be more pleased to be joining a team with such an outstanding record of success."

          Mr. Grimes, who also previously worked as a Certified Public Accountant for Coopers & Lybrand, holds a Bachelor of Science degree from the University of Louisville in Louisville, Kentucky and a Masters in Business Administration from the J.L. Kellogg Graduate School of Management at Northwestern University in Evanston, Illinois.

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and apparel. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, HYTEST®, Merrell®, Sebago® and Wolverine®. The Company is also the exclusive footwear licensee of popular brands including Cat®, Harley-Davidson® and Patagonia®. The Company's products are carried by leading retailers in the U.S. and globally in nearly 200 countries and territories. For additional information, please visit our website, www.wolverineworldwide.com.

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